                                                                    Exhibit 11.1

                  Computation of Pro Forma Net Loss Per Share
                     (In thousands, except per share data)

         Actual weighted shares:                                           1996 (1)                    1995 (1)
         Series A preferred stock                                             748                    1,919
         Series B preferred stock                                           1,215                    3,114
         Common stock                                                       6,785                    1,746

         Dilutive Employee stock options and warrants                         614                      884
         Warrants                                                              69                        4
                                                                      -----------               ----------

         Total common and common equivalent shares                          9,431                    7,667
                                                                      ===========               ==========

         Net loss                                                     $   (4,573)               $  (9,324)
                                                                      ===========               ==========

         Pro Forma Net loss per share                                $     (0.48)              $    (1.22)
                                                                      ============              ==========

        (1) See Note 2 of Notes to Consolidated Financial Statements